EXHIBIT 4.4

                                       OPTION AGREEMENT

     AGREEMENT, dated as of July 30, 1998, between HEALTHCARE IMAGING SERVICES, INC., a Delaware corporation (the "Company"), and FRANK LEO (the "Grantee").

1. Grant of Option. The Company hereby grants the Grantee a non-qualified stock option to purchase up to 50,000 shares (the "Shares") of the common stock, par value $0.01 per share (the "Common Stock"), of the Company at an exercise price of $0.96875 per share (the "Option"). The Option is, in its entirety, intended to be a non-qualified stock option.

2. Term of the Option. The Option (to the extent not earlier exercised or forfeited) will expire five (5) years from the date hereof.

3. Commencement of Exercisability. Subject to Section 2, the Option will vest quarterly, in equal installments, over a one (1) year period commencing August 15, 1998. The installments provided for in this Section 3 are cumulative. The installment which becomes exercisable pursuant to this
     Section 3 shall remain exercisable until such installment is no longer exercisable pursuant to Section 2 hereof and the other terms of this Agreement.

4. Manner of Exercise. The Option may be exercised solely by delivery to the secretary of the Company, or to his/her office, of all of the following after the vesting thereof and prior to the expiration thereof:

     (a) Notice in writing signed by the Grantee or any other person then entitled to exercise the Option, stating that the Option, or portion thereof, is thereby exercised;

     (b) Full payment (in cash or by check, or as otherwise permitted under Section 5 of this Agreement) to the Company for the Shares with respect to which the Option, or portion thereof, is exercised;

     (c) Such representations and documents as the Company, in its sole and absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended (the "Act"), and any other federal or state securities laws or regulations. (The Company may, in its absolute and sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on the certificate(s) evidencing the Shares and issuing stop transfer orders to transfer agents and registrars);

     (d) Full payment to the Company of all amounts which, under federal, state or local law, the Company is required to withhold upon exercise of the Option, provided, however, that the Grantee may arrange with the Company to satisfy such federal, state or local law by having the Company withhold a portion of the Shares; and

(e) In the event the Option shall be exercised by any person or persons other than
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the  Grantee,  appropriate  proof of the  right of such  person  or  persons  to exercise the Option.

          The date of exercise of the Option shall be deemed to be the date all of the foregoing conditions are met.

     5. Cashless Exercise Procedures. The Company, in its sole and absolute discretion, may establish procedures whereby the Grantee, to the extent permitted by and subject to Regulation T issued by the Board of Governors of the Federal Reserve System pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), federal income tax laws, and other federal, state or local tax and securities laws, can exercise the Option, or a portion thereof, without making a direct payment of the exercise price thereof to the Company. If the Company so elects to establish a cashless exercise program, the Company shall determine, in its sole and absolute discretion and from time to time, such administrative procedures and policies as it deems appropriate. Such procedures and policies shall be binding on the Grantee should he elect to utilize the cashless exercise program.

     6. Conditions to Issuance of Stock Certificates. The Shares deliverable upon exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates evidencing the Shares purchased upon the exercise of the Option, or portion thereof, prior to fulfillment of all of the following conditions (in addition to the conditions set forth in Section 4 of this Agreement):

     (a) The completion of any registration or other qualification of such Shares under any state or federal law or under ruling or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Company shall, in its sole and absolute discretion, deem necessary or advisable;

     (b) The obtaining of any approval or other clearance from any state or federal governmental agency which the Company shall, in its sole and absolute discretion, determine to be necessary or advisable; or

     (c) The lapse of such reasonable period of time following the exercise of the Option as the Company may from time to time establish for reasons of administrative convenience.

     7. Right of Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until certificates evidencing such Shares shall have been issued by the Company to such holder.
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8. Other Conditions and Limitations.

     (a) The Option is granted on the condition that the purchase of Shares hereunder shall be for investment purposes and not with a view to resale or distribution, except that such condition shall be inoperative if the offering of Shares subject to the Option is registered under the Act or if in the opinion of counsel for the Company such Shares may be resold without registration. At the time of the exercise of the Option or any portion thereof, the Grantee will execute such further agreements as the Company may require to implement the foregoing condition and to acknowledge the Grantee's familiarity with restrictions on the resale of the Shares under applicable securities laws.

     (b) The Company will furnish upon request of the Grantee copies of such publicly available financial and other information concerning the Company and its business and prospects as may be reasonably requested by the Grantee in connection with the exercise of the Option, or portion thereof.

9. Adjustments Upon Certain Events.

     (a) In the event of any (i) subdivision or consolidation of the Common Stock, (ii) dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), (iii) recapitalization or other capital adjustment of the Company or (iv) merger, consolidation or other reorganization of the Company or other similar corporate transaction or event that affects the Common Stock, appropriate adjustments shall be made, as determined by the Board of Directors of the Company in its discretion, to prevent dilution of the Grantee's interest in the Common Stock and to preserve the benefits or potential benefits intended to be made available to the Grantee under this Agreement; provided, however, that the number of shares of Common Stock subject to the Option shall always be a whole number.

     (b) No adjustment in the current exercise price per share (the "Per Share Option Price") shall be required unless such adjustment would require an increase or decrease of at least $0.10 in such price, provided, however, that any adjustments which by reason of this clause (b) are not required to be made shall be carried forward cumulatively and taken into account in any subsequent calculation.

     (c) In any case in which this Section 9 shall require that an adjustment as a result of any event become effective from and after a record date, the Company may elect to defer until the occurrence of such event (i) the issuance to the Grantee, if the Grantee exercised the option after such record date and before the occurrence of such events of the additional shares of Common Stock issuable upon such exercise over and above the shares issuable immediately prior to adjustment and (ii) the payment to the Grantee of any amount in cash in lieu of a fractional share of Common Stock; provided, however, that the Company shall deliver to the Grantee a due bill or other appropriate instrument evidencing the Grantee's right
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     to receive  such  additional  Common  Stock or such payment in lieu of such fractional shares.

     (d)  Whenever  the Per Share  Option  Price is adjusted as provided in this
Section 9 and upon any modification of the rights of the holder in accordance with this Section 9, the Company shall promptly prepare a certificate of an officer of the Company setting forth the Per Share Option Price and the number of shares of Common Stock issuable upon exercise of the Option after such adjustment or modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause a copy of such certificate to be mailed to the Grantee.

     (e) If the Board of Directors of the Company shall declare any dividend or other distribution in cash with respect to the Common Stock, other than out of earned surplus, the Company shall mail notice thereof to the Grantee not less than 15 days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution.

     10. Transferability. Neither the Option nor any rights under the Option, shall be assignable, alienable, saleable, or transferable by the Grantee otherwise than by will or by the laws of the descent and distribution or pursuant to a qualified domestic relations order; provided, however, that, if so determined by the Stock Option Committee of the Board of Directors of the Company (the "Committee"), the Grantee may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Grantee, and to receive any property distributable, with respect to the Option upon the death of the Grantee. The Option, and each right under the Option, shall be exercisable, during the Grantee's lifetime, only by the Grantee or, if permissible under applicable law with respect to the Option, by the Grantee's legal representative. Neither the Option nor any right under the Option, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any affiliate thereof.

     11. Notices. All notices hereunder shall be in writing, and if to the Company, shall be delivered personally to the Secretary of the Company or mailed by certified mail to its principal office, addressed to the attention of the Secretary, and if to the Grantee, shall be delivered personally or mailed by certified mail to the Grantee at the address set forth below. Such addresses may be changed at any time by notice from one party to the other. Notices shall be effective upon the delivery thereof, if personally delivered, or three days after the certification thereof.

     12. Miscellaneous. This Agreement shall bind and inure to the benefit of the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Grantee. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of New Jersey, without regard to its conflicts of law rules. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement.



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     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the day and year first above written.

                                  HEALTHCARE IMAGING SERVICES, INC.


                                   By: /s/ Elliott H. Veron
                                   ------------------------
                                        Name:  Elliott H. Vernon
                                        Title: Chairman of the Board, President
                                                and Chief Executive Officer


                                   By: /s/ Frank Leo
                                   -----------------
                                       FRANK LEO

                                       Address:

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